EXHIBIT 10.12

PATTERSON COMPANIES, INC.
PERFORMANCE SHARE UNIT AWARD AGREEMENT
PURSUANT TO PATTERSON COMPANIES, INC.
AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

Name:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Grant Date:	%%AWARD_DATE,’Month DD, YYYY’%-%
Award Number:	%%AWARD_NUMBER%-%
Shares Granted:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Market Value:	%%MARKET_VALUE%-%

PSU No: [PSU Number]
This Performance Share Unit Award Agreement (the “Agreement”) is dated [Award Date] and is entered into by and between Patterson Companies, Inc., a Minnesota corporation (the “Company”), and [Employee Name] (the “Employee”).
WITNESSETH:
1.    Performance Share Unit Award.  Pursuant to the provisions of the Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) and subject to the additional terms and conditions set forth herein, the Employee has been awarded on the date hereof [Shares Granted] performance share units (“PSUs”) valued at [Market Value] for each unit (the “Award”).  The right to receive Common Stock underlying this Award is subject to the restrictions set forth in the Plan and Section 3 below of this Agreement, and the achievement during the Performance Period of the Performance Measures as set forth on Schedule I hereto attached.
2.    Terms and Conditions.  It is understood and agreed that this Agreement, including those schedules and exhibits attached and incorporated hereto, and the PSUs are subject to the following terms and conditions and to the terms and conditions of the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety.  The Employee, by execution of this Agreement, acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will control.  All capitalized terms in this Agreement not otherwise defined shall have the meaning(s) ascribed to them in the Plan.

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3.    Restrictions.  Upon their Award, the PSUs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether voluntarily or involuntarily, by operation of law or otherwise, until the Vesting Date for the PSUs, or portion thereof, that is shown on Schedule I attached hereto.  Once the Committee has determined the extent to which the Performance Measures have been achieved, the PSUs will be denominated and paid in shares of Common Stock on the Vesting Date. Shown on the attached Schedule, and provided the Employee is then employed by the Company or a Subsidiary, the Employee shall receive Common Stock issued in payment of the earned portion of the Award, if any, free of all restrictions.
4.    Forfeiture Provision.  If Employee’s employment with the Company or a Subsidiary terminates for any reason prior to the Vesting Date, except in the case of Employee’s Retirement, the Award shall be forfeited and the PSUs shall be cancelled and become part of the authorized but unissued Common Stock reserved for issuance under the Plan.  If Employee’s employment with the Company or Subsidiary terminates prior to the Vesting Date as a result of Employee’s Retirement, the Award will be unaffected by such Retirement, so that the requirement to remain in continuous employment with the Company or a Subsidiary shall be disregarded; provided, however, that the Award shall be prorated to reflect only the portion of the Performance Period that Employee was actively employed, as provided under the Plan.  If Employee’s job changes prior to the Vesting Date so that Employee is no longer an Eligible Recipient, then, in such event, the Award may, at the Company’s sole discretion, be forfeited, and the PSUs shall be cancelled and become part of the authorized but unissued Common Stock reserved for issuance under the Plan.
5.    Limitation of Rights.  Until the Employee receives Common Stock issued in payment of the earned portion of the Award, if any, Employee will not have any rights of a shareholder with respect to the Award.  Employee will have no voting, dividend, liquidation and other rights with respect to any PSUs granted hereunder.
6.    Taxes and Withdrawals.  Employee acknowledges that under current federal tax law the value of the PSUs will be included as ordinary income in the year the restrictions lapse.  The Company is entitled to (a) withhold and deduct from future wages of Employee (or from other amounts that may be due and owing to Employee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the PSUs, or (b) require Employee promptly to remit the amount of such withholding to the Company at the time the restrictions lapse.  The Company may make the required withholding by canceling PSUs at the time the restrictions lapse.
7.    No Right to Continued Status as an Employee.  This Agreement shall not confer upon Employee any right with respect to continued status as an employee of the Company, nor shall it interfere in any way with the right of the Company to terminate Employee’s status as an employee at any time.

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8.    Employee Agreements.  In exchange for and by accepting the benefits afforded by this Agreement, and to protect the Company’s confidential, proprietary, and trade secret information, and the Company’s investment in building the relationships with its customers, suppliers and distributors, the Employee agrees to the terms below.
(a)    Non-Solicitation of Customers, Suppliers, or Distributors.  Employee agrees that during Employee’s employment with the Company and for a period of twleve (12) months following the voluntary and involuntary termination of Employee’s employment for whatever reason (the “Restricted Period”), Employee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assiPst any individual or business entity to solicit or encourage any customer, supplier, or distributor of the Company to (i) do business that could be done with the Company with any person or entity other than the Company or (ii) terminate or otherwise modify adversely its business relationship with the Company.
(b)     Non-Solicitation of Employees.  Employee agrees that during Employee’s employment with the Company and during the Restricted Period, Employee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the Company’s employees.  The term “employ” for purposes of this Section 8(b) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.  Notwithstanding the foregoing, any general advertisement or public solicitation that is not directed specifically to employees of the Company shall not constitute a breach of this Section 8(b).
(c)             Confidential Information. Employee acknowledges that in the course of Employee’s employment with the Company, Employee will have access to Confidential Information. "Confidential Information" includes but is not limited to information not generally known to the public, in spoken, printed, electronic or any other form or medium relating directly or indirectly to: business processes, practices, policies, plans, documents, operations, services and strategies; contracts, transactions, and potential transactions; negotiations and pending negotiations; customer and prospect information including, without limitation, customer and prospect lists, purchase and order histories, and equipment pipelines; proprietary information, trade secrets and intellectual property; supplier and vendor agreements, strategies, plans and information; financial information and results; legal strategies and information; marketing plans and strategies; pricing plans and strategies; personnel information and staffing and succession planning practices and strategies; internal controls and security policies, strategies and procedures; and/or other confidential business information that Employee will learn, receive or use at any time during Employee’s employment with the

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Company, whether or not such information has been previously identified as confidential or proprietary.
Confidential Information may be contained in written materials, such as documents, files, reports, manuals, drawings, diagrams, blueprints and correspondence, as well as computer hardware and software, and electronic or other form or media. It may also consist of unwritten knowledge, including ideas, research, processes, plans, practices and know-how.
Confidential Information does not include information that: (i) is in or becomes part of the public domain or information generally known in the trade, other than as a result of a disclosure by or through Employee in violation of this Agreement or by a third-party in breach of a confidentiality obligation; (ii) information that Employee acquires or independently develops completely independently of Employee’s employment with the Company; (iii) is lawfully disclosed to Employee by a third party provided the third party did not receive it due to a breach of this Agreement or any other obligation of confidentiality; (iv) was lawfully in Employee's possession prior to providing services for the Company, provided that said information was not obtained from the Company; or (v) is required to be disclosed by law or the order of any court or governmental agency, or in any litigation or similar proceeding; provided that prior to making any such required disclosure, Employee shall notify the Company in sufficient time to permit the Company to seek an appropriate protective order.
Employee agrees that Employee shall not, at any time during Employee’s employment with the Company or thereafter, disclose or otherwise make available Confidential Information to any person, company or other party. Further, Employee shall not use or disclose any Confidential Information outside the scope of Employee’s employment with the Company at any time without the Company's prior written consent. This Agreement shall not limit any obligations Employee may have under any other employee confidentiality agreement with the Company or under applicable law nor shall it limit Employee’s right to provide truthful information to any governmental agency without prior notice to the Company.
(d)             Return of Documents, Materials, and Property.  Employee agrees that at the end of Employee’s employment with the Company, or at the Company's earlier request, Employee will return all originals and copies of any documents, materials or other property of the Company and the Company's customers, whether generated by Employee or any other person on Employee’s behalf or on behalf of the Company or its customers. This includes all copies and all materials on paper, on disk, on a computer, or in any computerized or electronic medium. All documents, files, records, reports, policies, training materials, communications materials, lists and information, e-mail messages, products, keys and access cards, cellular phones, computers, other materials, equipment, physical and electronic property, whether or not pertaining to Confidential Information, which were

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furnished to Employee by the Company, purchased or leased at the expense of the Company, or produced by the Company or Employee in connection with Employee's employment will be and remain the sole property of the Company, except as otherwise provided herein. All copies of Company property, whether in tangible or intangible form, are also the property of the Company. Employee agrees that Employee will not retain any paper or electronic copies of these documents and materials. Further, upon Employee’s termination, or at the Company’s earlier request, Employee agrees to provide the Company or its designated representative with access to any mobile device (including but not limited to any cell phone, laptop, tablet, floppy disk, CD, DVD, zip drive, jump drive, thumb drive, memory card, memory stick or other portable hard drive or external computer information storage device) owned by Employee and connected to the Company’s network, used for Company business, or used to store Company-related information, including but not limited to Confidential Information, so that the Company or its designated representative may make a forensic image and determine whether any Company-related information remains on any such devices. All Company-related information will be removed. Generally, the Company will make reasonable efforts to preserve files that Employee identifies in advance as personal and return them to Employee after confirmation that they do not contain Company-related information. Employee understands, however, that despite reasonable efforts, it may not be possible to preserve and return personal files.
(e)    Remedy.  If Employee breaches any of Employee’s obligations set forth in this Section 8, all PSUs awarded under this Agreement shall be immediately canceled and forfeited and any rights thereto shall become null and void.  Employee also agrees to immediately return to the Company any shares of Common Stock issued to Employee as set forth in Section 3 of this Agreement which are still under Employee’s control and to promptly reimburse to the Company the Fair Market Value (as measured on the vesting date with appreciation, if any, through the repayment date) of any such shares that are no longer under Employee’s control.  The Company shall also be entitled to enforce the terms of this Section 8 and Employee further agrees that the remedy of damages at law for breach by Employee of any of the covenants and obligations contained in this Section 8 is an inadequate remedy.  In recognition of the irreparable harm that a violation by Employee of the covenants and obligations in this Section 8 would cause the Company, or any company with which the Company has a business relationship, Employee agrees that if Employee breaches or proposes to breach, any provision of this Section 8, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to the Company, it being understood by Employee and the Company that both damages and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.

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(f)    Class Action Waiver and Arbitration Agreement.  Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration.  The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate.  Employee and the Company agree to arbitrate solely on an individual basis, and that the agreement to arbitrate does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding.  The arbitral tribunal may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding.  In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.
(g)     Reasonable and Necessary.  Employee agrees that the covenants provided for in this Section 8 are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company’s customer and client relationships and competitive advantage would be materially adversely affected.  Employee agrees that the provisions of this Section 8 are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants with the Company to which Employee may be bound.  Employee further acknowledges that the restrictions contained in this Section 8 shall not impose an undue hardship on Employee since Employee has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Employee of Employee’s livelihood.  In exchange for Employee agreeing to be bound by these reasonable and necessary covenants, the Company is providing Employee with the benefits as set forth in this Agreement.  Employee acknowledges and agrees that these benefits constitute full and adequate consideration for Employee’s obligations hereunder.
(h)    Severability and Blue Penciling.  To the extent that any provision of this Section 8 shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Section 8 shall be adjudicated to be invalid or unenforceable, the Company and Employee specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.  Employee expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

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(i)    Company Defined.  For purposes of this Section 8, “Company” shall mean Patterson Companies, Inc., its affiliated and related entities, and any of their respective direct or indirect subsidiaries.
(j)    Survival.  Notwithstanding any termination of this Agreement or Employee’s employment with the Company, whether or not the PSUs awarded hereunder have in whole or in part vested at that time, Employee shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.
9.    Notices.  Any notice to the Company shall be addressed to it at its principal executive offices, located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120.  Any notice to the holder shall be addressed to him or her at the current home address on record with the Company.
10.    Governing Law.  This Agreement shall be governed by the laws of the State of Minnesota without regard to choice of law principles.
11.    Company’s Insider Trading Policy Acknowledgement.  Employee acknowledges that Employee has received, or has had access to, the Company’s Securities Trading and Information Disclosure Policy effective as of June 10, 2024, or any subsequent version or iteration of such policy (the “Insider Trading Policy”).  Employee acknowledges, agrees and understands that any purchase or sale of shares of Common Stock, including any shares of Common Stock issued in connection with the PSUs, or any attempted sale or transfer of the PSUs or Common Stock, are subject to and governed by the provisions of the Insider Trading Policy.  By executing this Agreement or accepting this Award, Employee agrees to abide by and follow such the terms of the Insider Trading Policy.
The Company has caused this Agreement to be executed by a duly authorized officer.  Employee has agreed to accept and execute this Agreement electronically using the grant acceptance procedures on Employee’s E*TRADE Financial Services account.

EXHIBIT 10.12

Schedule I
Performance Measure and Payout Schedule
Patterson Companies, Inc.

Performance Period
[Date] through [Date] with respect to 100% of the PSUs

Vesting Date
[Vesting Date] or if later, the date the Compensation Committee certifies performance on the final Performance Measures and certifies application of the modification described in Exhibit B to this Schedule I.

The number of awarded PSUs that shall be conditionally earned under this Agreement will be determined by the degree by which the Company achieves the Performance Measures described below and the Payout Schedule outlined in Exhibit A to this Schedule I. Irrespective of the amount of PSUs conditionally earned at the end of the Performance Period, such PSUs shall be subject to the restrictions described in Paragraph 3 of this Agreement until the Vesting Date, and shall be subject to the modification described in Exhibit B to this Schedule I.

 Performance Measures:

Each Performance Period represents three fiscal years.  The amount of PSUs conditionally earned for the Performance Period under the Award shall be determined, on approval by the Committee, by Company financial measures which shall be determined by the Committee for the Performance Period. The Performance Measures for the Performance Period shall be communicated to the Employee as soon as administratively feasible following the Committee’s determination of the Performance Measures for the Performance Period. The Performance Measures for the Performance Period are described in Exhibit A-1 to this Schedule I.

[100%] of the PSUs for a Performance Period will be conditionally earned based on achievement against the Performance Measure for the Performance Period. The Payout Schedule for the Performance Period is described in Exhibit A-1 to this Schedule I.

The amount of PSUs conditionally earned then shall vest on the Vesting Date, or if later, the date the Compensation Committee certifies application of the modification described in Exhibit B to this Schedule I.
Standards:

1.All computations are based on results after final audit and any necessary business-related adjustments, subject to Committee approval.
2.The final payout percentage will be based on the ratios, described above, of achieved results versus budgeted objectives, rounded down to the next nearest whole percentage.

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3.Notwithstanding anything in this Agreement to the contrary, in no event shall the modification described in Exhibit B result in the maximum percentage to be greater than the maximum percentage set forth below:

100% on 3-Year Cumulative EPS with a 3-Year rTSR Modifier for Fiscal [Year] Performance Units (0.75 – 1.25x factor) = PSU Award
	% Achieved	% Target Paid	rTSR Modifier	% Payout
Maximum	115%	160%	1.25x	200.0%
Target	100%	100%	1.00x	100.0%
Threshold	90%	50%	0.75x	37.5%

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Exhibit A-1

The number of PSUs conditionally earned for the Performance Period under the Award shall be determined, on approval by the Committee, by the following financial measure:

1.[100%] of such PSUs will be conditionally earned based on achievement of the Company’s three-year cumulative non-GAAP adjusted earnings per share, as defined by the Committee, for the Performance Period, and based on the Payout Schedule outlined in this Exhibit A-1.
The degree to which the Company achieves the Performance Measure during the Performance Period shall result in the earning of PSUs, conditioned on the restrictions described in Paragraph 3 of this Agreement until the Vesting Date, and the modification described in Exhibit B to this Schedule I, based on the following chart (the “Payout Schedule”).

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Exhibit B

The number of shares of Common Stock issued pursuant to this Award on the Vesting Date will be determined by multiplying the PSUs conditionally earned for the Performance Period by the Three Year Relative TSR Multiple (as set forth in the Metrics Summary) as follows:
Three Year Cumulative PSUs Conditionally Earned
X
Three Year TSR Multiple
=
Common Stock Granted
If the Company’s Three Year Relative TSR Percentile Rank (as defined below) is at or below the 25th percentile, the Three Year Relative TSR Multiple shall equal 75%; if the Three Year Relative TSR Multiple is at or above the 80th percentile, the Three Year Relative TSR Multiple shall equal 125%; and, if the Three Year Relative TSR Multiple is between the 25th and 80th percentiles, the Three Year TSR Multiple shall be interpolated on a linear basis between 75% and 125%.
When calculating the Company’s Three Year Relative TSR Percentile Rank, the following definitions will be used:
“Target Number of Units Granted” means the number of PSUs granted at “Target” performance level as stated in the Award. The Target Number of Units Granted represents Shares that will be earned should the Performance Measures be met at a “Plan Goal” performance level and the Company’s Relative TSR Rank is at the midpoint between the 25th and 80th percentiles, and you remain employed through the Vesting Date.
“Three Year TSR Multiple” TSR for the Company and each member of the peer group will be calculated as follows:

(a)“TSR” means, for the Company and each of the Peer Companies, such company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient.

(b)“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.

(c)“Opening Average Period” means the twenty trading days beginning on the first day of the first Performance Period.

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(d)“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of a company’s common stock purchasable with dividends declared on such company’s common stock to that point during the Performance Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.

(e)“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.

(f)“Closing Average Period” means the twenty trading days ending on the last day of the last Performance Period.

(g)“Share Value” means, with respect to a given trading day, the closing price of a company’s common stock multiplied by the Accumulated Shares for such trading day.

(h)“Peer Companies” means the constituents of the [S&P 400 MidCap Index] as of the determination date. Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange.

(i)“Percentile Rank” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the TSR of the Company and all of the Peer Companies from highest to lowest. After this ranking, the percentile rank of the Company’s TSR will be determined as follows:

P =	N – R
N – 1

where:    “P” represents the percentile rank which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the number of Peer Companies as of the last day of the last Performance Period, plus the Company.

“R” represents the Company’s ranking among the Peer Companies.

Example: If there are 39 Peer Companies and the Company’s TSR ranked 15th, its TSR would be at the 64th percentile: 0.64 = ((40 – 15) / (40 – 1)).

(j)“Three Year TSR Multiple” means the percentage determined according to the following table:

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Company TSR Relative to the TSRs of the Peer Companies	Earned Percentage
25th Percentile or Below	75%
Between the 25th Percentile and the 80th Percentile	Interpolated on a linear basis between 75% and 125%
80th Percentile or Higher	125%

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